Exhibit 23.2

KHANDELWAL JAIN & CO.

Website: www.kjco.net • E-mail: kjco@kjco.net	CHARTERED ACCOUNTANTS

6-B, Pil Court, 6th Floor,	12-B, Baldota Bhavan, 5th Floor,
111, M. Karve Road, Churchgate,	117, M. Karve Road, Churchgate,
Mumbai - 400 020.	Mumbai - 400 020.
Tel.: (+91-22) 4311 5000	Tel.: (+91-22) 4311 5000
Fax : 4311 5050	Fax : 4311 5050

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Videocon d2h Limited

1st Floor, Techweb Centre

New Link Road

Oshiwara Jogeshwari (West)

Mumbai 400 102, Maharashtra

India

We consent to the use of our reports included herein relating to Videocon d2h Limited's audited financial statements (restated) as of and for the fiscal years ended March 31, 2013 and 2014 and Videocon d2h Limited's unaudited interim financial statements (restated) as of and for the six months ended September 30, 2014 and to the reference to our firm under the heading “Independent Registered Public Accounting Firms” in the prospectus.

The above consent letter has been issued for the limited purpose as detailed in the immediately preceding paragraph and should not be used or issued to anyone without our prior consent.

/s/ Khandelwal Jain & Co.

Khandelwal Jain & Co.
Chartered Accountants

Place: Mumbai, India

Date: March 2, 2015